Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid
Fees Previously Paid	1	$ 108,749,541.32		$ 16,649.55
	Total Transaction Valuation:	$ 108,749,541.32
	Total Fees Due for Filing:			$ 16,649.55
	Total Fees Previously Paid:			$ 16,649.55
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	The transaction value was estimated for purposes of calculating the amount of the filing fee only. The amount was based upon the offer to purchase up to 9,177,177 common shares of beneficial interest (10% of the common shares of beneficial interest outstanding as of July 1, 2025, rounded to the nearest whole share) based upon a price per share of $11.85 (the net asset value per share on July 1, 2025). The fee of $16,649.55 was paid in connection with the filing of the Schedule TO-I by AB Multi-Manager Alternative Fund (File No. 005-87063) on August 15, 2025 (the "Schedule TO"). This is the final amendment to the Schedule TO and is being filed to report the results of the offer. (2) Calculated at $153.10 per $1,000,000 of the transaction valuation.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources